Exhibit 99.1

Contact:	Kevin Dunnigan VP & Treasurer 540-665-9100

James G. Davis, Jr. Announces Retirement from American Woodmark Board of Directors

WINCHESTER, Va., May 28, 2025 -- American Woodmark Corporation (NASDAQ: AMWD) announced today that James G. Davis, Jr. will not stand for re-election to the Company's Board of Directors at the next annual shareholders meeting.

Please join American Woodmark's Board of Directors in extending best wishes to James G. Davis, Jr., who has served on the Board for the past twenty-three years and has been part of the Audit, Compensation, and Governance, Sustainability, and Nominating Committees.

Mr. Vance Tang, Chair of the Board, commented, “Jim has served our Board and Company extraordinarily well. His deep experience in construction and business leadership, together with his consistently positive attitude were always valuable. Jim most recently served as Chair of our Governance Committee and significantly improved our Director On-Boarding and Board Evaluation processes. With Jim's departure, we look forward to adding new and valuable experience and perspectives to our Board.”

Mr. Scott Culbreth, President and CEO, remarked, "Jim has been a key contributor to the success of our company for over twenty-three years and has been a strong advocate of our mission, vision, and values. I have enjoyed working with Jim for the past eleven years as a member of the management team and as a member of the Board and want to thank him for his insights and many contributions over the years.”

“Over the past 23 years, American Woodmark has grown from $0.5 billion in annual sales to $1.8 billion. The organization consists of smart, dedicated team members that are committed to producing the highest quality cabinets for our customers and creating value for our shareholders. I am proud and honored to have served American Woodmark as a Board member. I depart with the highest confidence in our Leadership team and our Board of Directors of this great American company,” said Mr. Jim Davis.

The Board thanks Jim for his many years of dedicated service, and we wish him the best in his retirement.

About American Woodmark

American Woodmark celebrates the creativity in all of us. With over 7,800 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
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